Exhibit j(2)






                       CONSENT OF INDEPENDENT ACCOUNTANTS



Board of Trustees
Neuberger Berman Equity Funds:


We consent to the use of our report dated October 5, 2003, incorporated in this Registration Statement by reference, to the Neuberger Berman Century Fund, Neuberger Berman Manhattan Fund, Neuberger Berman Millennium Fund, Neuberger Berman Regency Fund, and Neuberger Berman Socially Responsive Fund, series of the Neuberger Berman Equity Funds, and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "INDEPENDENT AUDITORS" and "FINANCIAL STATEMENTS" in the Statement of Additional Information.

/s/KPMG LLP

Boston, Massachusetts
December 17, 2003